UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1.  Name  and  Address  of  Reporting  Person

Riche     John
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(Last)     (First)     (Middle)

6595 SW Cherry Hill Dr.
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(Street)

Beaverton, OR    97008
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(City)         (State)          (Zip)

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2.  Date  of  Event  Requiring  Statement

06/19/2000
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(Month/Day/Year)
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3.  I.R.S.  Identification Number of Reporting Person, if and entity (voluntary)

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4.  Issuer  Name  and  Ticker  or  Trading  Symbol

Western Glory Hole, Inc.              WSGH
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5.  Relationship  of  Reporting  Person(s)  to  Issuer  (Check  all  applicable)
(X)  Director
(X)  10%  Owner
(X)  Officer  (give  title  below)
(  )  Other  (specify  title  below)

               Secretary/Treasurer
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6.  If  Amendment,  Date  of  Original

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(Month/Day/Year)
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7.  Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

 X  Form  Filed  by  One  Reporting  Person
--

__  Form  filed  by  More  than  One  Reporting  Person
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


TABLE  I  -  NON-DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED

1.Title  of  Security     2.  Amount  of       3.  Ownership     4.  Nature  of Indirect
  (Instr.  4)                 Securities        Form:  Direct        Beneficial Ownership
                          Beneficially Owned      (D) or Indirect            (Instr.5)
                              (Instr.  4)         (I)  (Instr.  5)



Common Stock                    212,500              (D) Direct             N/A

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TABLE  II  -  DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED
(E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)
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1.  Title  of  Derivative  Security  (Instr.  4)

NONE
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2.  Date  of  Exercisable  and  Expiration  Date  (Month/Day/Year)

_________________     ___________________
Date  Exercisable         Expiration  Date
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3.  Title  and  Amount  of  Securities Underlying Derivative Security (Instr. 4)

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Title  Amount  or  Number  of  Shares
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4.  Conversion  or  Exercise  Price  of  Derivative  Security


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5.  Ownership  Form  of  Derivative  Security:  Direct  (D)  or  Indirect  (I)
    (Instr.  5)

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6.  Nature  of  Indirect  Beneficial  Ownership  (Instr.  5)

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EXPLANATION  OF  RESPONSES:

                    /s/  John Riche                                6-6-00
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                    **Signature  of  Reporting  Person               Date
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**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
Violations.  SEE  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.